Air Lease Corporation

Earnings Call Transcript

August 4, 2016

4:30 p.m. ET

Q2 2016

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna	Vice President, Strategic Planning
Steven Udvar-Házy	Executive Chairman
John Plueger	CEO and President
Greg Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Moshe Orenbuch	Credit Suisse
Helane Becker	Cowen and Company
Rajeev Lalwani	Morgan Stanley
Mark Streeter	JPMorgan
Arren Cyganovich	DA Davidson & Co
Vincent Caintic	Macquarie Capital
Michael Linenberg	Deutsche Bank Research
Kristine Liwag	Bank of America Merrill Lynch
Nishant Mani	JPMorgan
Christopher Nolan	FBR & Company
Jason Arnold	RBC Capital Markets

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the second quarter 2016 Air Lease Corporation earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host, Mr. Ryan McKenna, Head of Strategic Planning.

Ryan McKenna –  Air Lease Corporation – VP, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation's second quarter 2016 earnings call. This is Ryan McKenna and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our second quarter 2016 results. A copy of our earnings release is available on the investor section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday August 4, 2016 and the webcast will be available for replay on a website. At this time, all participants to this call are in listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, without limitations, statements regarding our future operations and performance, revenues, operating expenses and other income and expense and stock-based compensation expense. These statements and any projections as to the Company's future performance represent management's estimates of the future results and speak only as of today, August 4, 2016. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will using the call, such as adjusted net income before taxes -- before income taxes, adjusted diluted earnings per share before income taxes and adjusted margin are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and their reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both investors and press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to the call over to our Executive Chairman, Steve Hazy.

Steven Udvar-Házy – Air Lease Corporation – Executive Chairman

Thanks, Ryan, and good afternoon to all of you and thanks for joining us today. As you can see from our earnings press release, ALC has continued to perform extremely well. There have been significant developments since our last call with you including the Brexit vote in the United Kingdom, increased terrorism and profit warnings by some major airlines. In spite of all the headline news that has a negative tone, passenger traffic growth increased by more than 6% year-over-year through June. In July, IATA published a traffic growth of 5.2%. However, our best-in-class fleet balanced order book tailored to meet long-term global passenger demand and strong forward placement percentages have generated leading results.

Our strategies of targeting aircraft orders for fleet replacement rather than just for growth, extending leases early resulting in low rate of lease expires over the next five years and maintaining a conservative debt-to-equity ratio of 2.5 to 1 as well as striving to improve our investment grade ratings, which is now on positive outlook from S&P, have all served us very well for many years and are serving us well now. This excellent strategic positioning allows us to look forward, not only with continued optimism and confidence, but with a total focus on capturing opportunities.

Let me remind you that our business is linked to the long-term demand for air travel and the resulting replacement and growth of aircraft fleets. These macro developments have not altered our long-term views on the industry. Our highly experienced management team at ALC has navigated through many, many diverse industry conditions over the past three decades. There have been many instances over the past decades where we have witnessed supply and demand imbalances and adjustments across all aircraft types.

For example, during ALC's history we have seen midlife A320s come under pressure and recover. We have seen 737-700s and A319s come under pricing pressure and then recover. We have also seen new build A320s and 737-800s come under limited pressure with the introduction of the NEO and MAX, yet have shown considerable resilience and steady demand. And at the same time, four engine and very large wide-body aircraft have fallen out of favor with new and efficient twin wide-body aircraft gaining favor with most profitable twin-aisle operators. We take advantage of these market dislocations with a steady hand and have positioned ALC from day one to be able to profit successfully in all market conditions.

We did make a number of significant lease placement announcements at the Farnborough Airshow and recently, including the placement of four new A350-1000 aircraft at Virgin Atlantic as a key element in their long-term wide-body strategy to replace their older Boeing 747-400 fleet. This is an example where we have worked closely with the airline for years to help them with their fleet planning decisions. And this placement is another example of the ALC difference. Beyond Virgin Atlantic, our wide-body lease placements continue to be robust. Look forward to our future press releases on these topics.

We’ve also made some positive changes at ALC since our last earnings call with you. On June 17 this year, we announce our executive leadership succession, effective July 1 of 2016 with our Board of Directors naming my long-term colleague, John Plueger, as our Chief Executive Officer and President as well as elevation of the corporate title of our CFO, Greg Willis, to Executive Vice President and CFO, and myself assuming the position of Executive Chairman. Our press release issued at that time described these changes in detail and, for those reasons, I won't spend too much time reviewing that. Suffice it to say that these moves were accomplished as part of ALC's organized and well thought out long-term succession planning, which exists across our Company at all departments and all levels. These changes allow ALC to operate at maximum efficiency, optimization and preparedness going forward. It is also in line with our Board of Directors views on best practices for corporate governance and operational excellence at a public company.

John and I will continue working together very closely in all key areas of our business and our long-term partnership will continue as it has for the past 30 years. John is extremely well-suited for the CEO role and he is committed to building the shareholder value of ALC. I have worked with John and trained him for 30 years and it's time to kick the training wheels off. John will focus a bit more on overall strategy in all areas. At the same time I will continue my full-time involvement in the business, working very closely with our airline customer leadership, the OEMs and our financiers. In our executive officer roles, we both report to our Board of Directors and I'll continue to chair the board, working closely with Robert Milton, our Lead Independent Director, as well as our other distinguished board members. I am also devoted to mentoring, teaching and guiding our talented executives and staff to help them perform to the best of their capabilities and contribute to the growth of Air Lease.

With that, I would like to turn the call over to our new Chief Executive Officer and President, John Plueger.

John Plueger – Air Lease Corporation – CEO and President

Thanks, Steve. Look, let me begin by thanking Steve for his leadership and vision that he has shown in building a world-class leasing platform in six short years and for everything that he has and for me personally. We move forward together doing what we love doing: our entire management team firmly committed and focused on building shareholder value. Let me remind you that the ALC management team and board collectively own a significant percentage of this Company. Further, in assuming the CEO position, I am happy to be taking a significantly greater percentage of my compensation in ALC stock.

As such, I am pleased to report that in the second quarter of 2016, Air Lease recorded total revenues of $350 million versus $305 million in 2015, an increase of 14.9%. We also achieved record adjusted net income before income taxes of $152 million in Q2 versus $130 million in 2015, which represents a 16.7% growth year-over-year. This resulted in record adjusted diluted EPS before income taxes of $1.39 a share versus $1.19, which is an increase of 16.8%. These consistent and record financial returns represent another quarter of growth and market leading results that reflect the strength of our aircraft leasing platform.

So our portfolio results remain consistent. We remain optimistic in the face of global challenging headwinds, such as Brexit and the increased frequency of terrorism events. Now Steve outlined earlier many of the aspects of how we have structured our business model to profit in all industry conditions. We continue to drive down our financing cost with a positive forward outlook from S&P. And I would point out that the debt markets have remained relatively calm in the face of global uncertainty. We’re also driving our aircraft cost down as we work together closely with the OEMs on successful aircraft placement campaigns globally.

Looking forward, we believe the capacity discipline will be maintained on the part of both the OEMs and the airlines but we are watching this very closely on both the rate ramps for the narrow-body jets and the current production rates for wide-bodies. We continue to see airlines taking a very measured and thoughtful long-term view of their business instead of prematurely reacting to every up and down in the market. We have yet to see at Air Lease any meaningful impact on our European portfolio or forward placements as a result of the Brexit referendum vote in the UK or terrorism events in Europe. Our European lessees are performing. We do believe, however, that it is still too early to draw any conclusions or speculations about what the future holds in that regard. But with our young fleet and our global placement capabilities, we are prepared to handle challenges should they arise. And, first and foremost, we view all market conditions with an eye towards opportunity. That is our management team culture.

For ALC, the Farnborough Airshow was all about the continued smooth execution of our business. The demand for our new aircraft continues and, as such, we have proactively placed aircraft further forward than we have in recent history. We are now 91% placed through 2018 and 80% placed through 2019. Furthermore, we have minimal expiries over the next three years, and of those, very few are wide-body aircraft.

For example, ALC only has one unplaced used wide-body lease expiring 2017 and none in 2018. Again, there has been no overall change in our current operating portfolio metrics and the cost of financing continues to come down. Therefore, our return profile continues to be strong and has not shifted meaningfully. And in fact our operating margins have increased compared to 12 to 24 months ago.

During the second quarter we took delivery of 13 aircraft from our order book and acquired three incremental units. The transition process to Nordic Aviation Capital for the ATR and Embraer fleets has progressed and we have transferred nine aircraft during the quarter. The market for used aircraft remains robust and we continue to see demand for our aircraft.

With the agreed sales to NAC, we have far exceeded our sales projections from the beginning of the year. Blackbird Capital I is now over halfway to the target of filling up the $2 billion fund. The pace of concluded transactions has been slightly slower for the first half of 2016 in a highly competitive environment. But we are mining potential transactions for the second half of the year and maintaining a disciplined and careful approach to asset acquisitions pursuant to the objectives of that fund.

As we look forward to the third quarter, we will acquire six aircraft, totaling approximately $500 million in capital commitments. Five of these deliveries are from our order book and one is an incremental unit that has been acquired from an airline. All of these aircraft are reflected in our commitment table.

Owing to the strong performance of our Company since inception and the confidence in our future and continued growth, ALC's Board of Directors declared a quarterly cash dividend to shareholders of $0.05 per share. We have delivered excellent results while building a best in class fleet on long-term leases with globally diversified customers and a flexible forward order book that gives us a competitive advantage.

An important aspect of the management level changes we made effective July 1st is elevating our CFO, Greg Willis, to Executive Vice President. Greg's promotion is well-deserved as his accomplishments and reputation have grown both externally and internally as he runs our financing and accounting organization.

So let me now turn this call over to Greg who will walk you through our financial results that we believe further differentiates ALC. Greg?

Greg Willis – Air Lease Corporation – Executive Vice President and CFO

Thank you, John and Steve. I really appreciate all of the support that you have provided. Turning to the numbers, we generated record revenues of $350 million, representing a 14.9% increase from the prior-year. This growth in revenues is primarily driven by the purchase of 16 aircraft, representing approximately $900 million in capital expenditures. Our portfolio lease yield has remained constant along with a core fleet metrics, which include our 3.7 year weighted average age and our average lease term remaining of seven years. Along with that, our watch list remains at historically low levels. These long-term contracts for our fleet provide a significant amount of visibility into our expected future earnings and cash flows of our business.

Aircraft sales, trading and other income have continued to represent a consistent, yet modest component of our total revenues aggregating just 6%. During the quarter we sold 10 aircraft, 5 ATRs, 4 E-Jets and 1 aircraft to Blackbird Capital I. The remaining aircraft transfers relating to the E-jet and ATR sales to NAC should continue over the coming three quarters at a similar pace to what we executed this quarter. As you know, we constantly modify our order book to optimize quantities and delivery positions to meet our customer needs.

In connection with this activity, we reevaluated all of our forward delivery position assumptions, including -- included in our CapEx disclosure and made the determination that we have been overly conservative in forward delivery specification and escalation assumptions, which includes assumptions for inflation. Over the past several years this has resulted in higher CapEx projections than the price of delivered aircraft. As of June 30, our commitments have decreased to $29.2 billion from $30.5 billion in the first quarter. This decrease includes the $700 million effect of the revision of these forward assumptions.

On the financing side of the business, we were very active in the second quarter. We continue to remain focused on our core credit metrics, which include a conservative debt-to-equity target of 2.5 to 1, over 90% unsecured financing and a balanced debt maturity schedule with a high quality asset base with long-term, highly visible contracted cash flows. We increase the capacity of our unsecured revolving credit facility by $350 million to $3.13 billion and extended the final maturity to 2020 at a rate of LIBOR +125 basis points, which will adjust downward 25 basis points with a ratings upgrade.

As it stands today, we have expanded our banking group to include a globally diversified base of 50 financial institutions. We completed a successful senior notes offering of $600 million at 3 3/8%, maturing in 2021. And just this week we saved 200 basis points refinancing in unrated private placement, which will save us another $2 million annually. We anticipate future savings as we continue to refinance our remaining legacy unrated bonds and layer on incremental financing where the price is meaningfully inside our historical transactions.

We enter the quarter with a composite -- we ended the quarter with a composite cost of funds of 3.33%, which has continued to decrease. As we indicated last quarter, the fixed-rate portion of our debt will continue to fluctuate due to the timing of our capital markets activities. However, there is no change to our long-term target of 80% fixed rate debt. Additionally, our SG&A ratio to revenue for the first six months of the year has declined. And overtime, we expect it to continue to decline as a percentage of revenues.

All of these positive trends have resulted in us recording $1.39 in adjusted diluted earnings per share before income taxes, representing an increase of 16.8% over the prior year and an adjusted margin of 43.7%. This contributed to the further expansion of our adjusted returns on equity to 18.74% on a trailing 12 month basis.

This concludes my review of the financial results and financing activities of the Company. And I will now turn it back to Ryan.

Ryan McKenna

Thanks Greg. That concludes management's remarks. For the question-and-answer session, each participant will be allowed one question and one follow-up. Now I'd like to hand the call back to the operator. Operator?

Operator

(Operator Instructions) Moshe Orenbuch with Credit Suisse.

Moshe Orenbuch

Great. Last quarter we had talked a little bit about the planes that had come in to -- that you had acquired outside of the order book. Is there anything you can tell us about the ones that you're -- that you did in Q2 and will be doing in Q3?

Steven Udvar-Házy

Yes. We acquired three brand new A321 high gross weight CEO aircraft from a large airline in Latin America that felt that they had perhaps too many aircraft in their pipeline with Airbus. And we have placed all of these three aircraft in Western Europe on long-term leases. One aircraft delivered before the end of the second quarter and we have one aircraft this third quarter and the third aircraft is going to be in the fourth quarter for delivery.

Moshe Orenbuch

Great. And just as a quick follow-up, maybe if you could just give us your sense -- you talked a little bit in your opening remarks, Steve, about fluctuations and such but maybe if you could just talk a little about the wide-body market. One of your competitors this morning made some comments about seeing some pressure there.

Steven Udvar-Házy

I think you have to separate the wide-body market into really two segments. The very -- the oldest 747s, MD-11s, the older 767s obviously have suffered in terms of their marketability and operating costs. But what we are seeing is demand for the newer airplanes, particularly the A330neo the A350 family, 787 family and even the 777-300ER continues to be strong. We have placed all of our 777s for the remainder of 2016 an early 2017. We're seeing very strong demand for the 787-9 and 787-10 and also for the A350 family as well as the A330neo. So we are seeing some segmentation in the market but the portfolio that we have and the aircraft we have on order -- we're seeing very robust activity, strong demand and good lease rates.

Moshe Orenbuch

Great. Thanks so much.

John Plueger

And the older 777-200s, Moshe, 200ERs and the older 777-300s in the used aircraft marketplace -- there's been some softness there. But to Steve's point, we really don't have any of those in our portfolio.

Moshe Orenbuch

Got it. Thanks so much.

Operator

Helane Becker with Cowen.

Helane Becker

Hello, guys. Thank you. Oh my god, I was trying to figure out the mute button for a second there.

Steven Udvar-Házy

(laughter) We want to hear from you. We don't want you to go silent.

Helane Becker

(laughter) Yes that was pretty wild. So just on the aircraft placements that you are doing for the replacement programs, what are you seeing in terms of the rents as you go out to 2019, 2018? Are they holding up on relative to your expectations and what you think -- thought they would be when you placed those aircraft orders?

John Plueger

Yes. We -- look, we anticipated over time all kinds of market conditions. But the bottom line answer to the question -- here is exactly what we are seeing. The demand remains strong. But we are seeing a bit of a wider variation, sort of customer by customer, placement by placement on the lease rate. So strong demand consistent but more variation on the lease rate and definitely more competition. So I think it is fair to say there is a little bit more variability on the bottom side of that spectrum. It has trended a little bit lower. But in our own placements, again, on an overall portfolio average we've achieved about what we're looking to achieve.

So bottom line is demand is there. It is being supplied -- that demand is being serviced by probably a greater supply, a little bit more variability in the overall lease rate structures across the board, a little bit more downward pressure on the bottom end.

Steven Udvar-Házy

Also I would like to add that on all these future placements that have long lead times, in other words aircraft delivering in 2018, 2019, 2020, 2021, we have built-in interest rate protection into those lease rate structures. So to the extent there is an increase in base rates, whether it’s LIBOR or treasury rates, we can adjust those lease rates just prior to delivery and enjoy the benefits for the remaining life of those lease transactions.

Helane Becker

Okay.

John Plueger

I also commented on our results that we do continue to drive our aircraft cost down as well as we go forward. Each of these campaigns are competitively fought between the OEMs. And we do enjoy additional benefits over and above our contractual entitlements as we place these aircraft. So generally speaking, we are driving our aircraft cost down as well.

Helane Becker

Okay. And the just -- maybe it's just an accounting question for Greg. On the aircraft that you are holding out for sale that are being delivered over the next one year, do you have to account for those aircraft separately in revenue or are those just part of rental equip -- rental revenue until after they are sold?

Greg Willis

Right so there is a footnote in our Q that talks about our policy for aircraft that are held for sale. We have included them as a component of our flight equipment line on our balance sheet. Revenues are -- that those aircraft generate continue to flow through rental revenue, yet depreciation has stopped.

Helane Becker

Great.

Steven Udvar-Házy

The rent continues until the actual closing date of the sale to the buyer.

Helane Becker

Okay. Perfect. Thanks, guys. I really appreciate the time.

Steven Udvar-Házy

Okay.

Operator

Rajeev Lalwani with Morgan Stanley.

Rajeev Lalwani

Hi, gentlemen. Thanks for the time. Two quick questions. I guess first for you John with the assumption of the CEO role. What are some of your priorities and goals going forward, particularly from an investor perspective?

John Plueger

Sure. My first priority and goal is to continue on exactly as how we have been doing, focusing with a vengeance on our core business. That has always remained the marching order here. It remains it going forward.

Having said that, I have been asking our departments and our team, let's think a little bit more strategically. Let’s see if there is something within our core competency that we are not seeing or that we are not missing -- maybe something that we can take advantage of. Look, we talk to airlines 24/7 and we're talking to the OEMs, everybody else. We have a lot of knowledge. I think we have a lot of good intel. And I would like to think, and Steve and I chatted about this earlier, I would like to think and I want to re-scrub it and not just take everything for granted. And I want to see if there is a way that we can maybe expand our profitability and our business opportunities remaining within our core. I don't know what those things are right now. But I would just say on the strategic side, we are looking at any and all opportunities and it is a good time for all of us as a Company and inflection points -- take a look at again what we're doing. We have so much information. We have so much intelligence. We have so much data. I want to make sure there is nothing that is just obvious that's just invisible to us because we have been doing it the same way for many, many years.

So bottom line, focus on our core. It is our absolute strength. Our results indicate that. That is not going to change. But can we enhance that a little bit strategically from within our core competency?

Rajeev Lalwani

Thanks. And then just on the placement of aircraft, you guys layer in another year or so going out to 2019, what -- is that something that is going to continue? Meaning, are you going to be more aggressive as you move forward, maybe look for placements out to 2020 or so just to take some of that risk off the table?

Steven Udvar-Házy

Well we do not see it as risk. As we have always said, we under order to begin with. In other words, we do not order every aircraft that we think we can place. So the result that we have been able to achieve in placing aircraft in 2018, 2019, 2020, 2021 are really as a result of airlines coming to us and saying we have fleet planning going out to that time frame and we need to replace some of our aging aircraft. And we are simply responding to our client requirements. But also placing aircraft on a longer lead time does take some of the risk volatility that may occur in the future on lease rates. Because we are able to lock in profitable lease rates multi-years ahead of their deliveries. And then we get to enjoy those lease rates for 12 to 14 years after the aircraft are delivered.

Rajeev Lalwani

Great. Thank you, gentlemen, and congrats on the new roles.

Operator

Mark Streeter with JPMorgan.

Mark Streeter

Good afternoon, everyone. And, John and Greg, congrats on the promotions. Well deserved. First question, export credit. The fallout from export credit with Airbus and Boeing both shut down. Are you seeing opportunities to step in? You obviously have the great relationships with both manufacturers. As more time passes, are there more opportunities for you to step into those situations where that funding is not available?

John Plueger

Yes. That is a good point and I'm glad you raised it, Mark. Yes, we are actually seeing a bit more inquiries coming in related to that. Don't forget that since this leasing industry was formed, generally speaking, during times of greater uncertainty that is an actual opportune time and history demonstrates that people do turn to aircraft leasing as opposed to using their own balance sheet. And so that coupled with the export credit lack of moving forward -- so in fact we are. We are having several discussions with a couple of airlines along those fronts. So, yes.

Steven Udvar-Házy

Exactly. A good point by John. We are seeing actual transactions that we have now completed where historically those airlines have relied heavily on export credit financing. I can point to a recent deal on 787's with an airline that normally would have utilized export credit. We just did another transaction in Asia with a national carrier that has previously utilized export credit financing on 737 MAXs. We've also just completed another deal in Eastern Europe on new generation single-aisle aircraft, another airline that is historically used Ex-Im financing. So we are, to some extent, getting the benefit of that because there is certainty in what we can provide and there is uncertainty when Congress and the European agencies will come back to full operational status.

Mark Streeter

Great. Thank you. And then, Steve, I will throw this out to you but, John, obviously you can jump in too. You were quoted in the press since the last call regarding the C Series and that you were willing to take, Air Lease was willing to take a leadership role but Bombardier would not meet you on price. So what is the postmortem now that we have the order from Delta and the progress that they've made with Air Canada and the order book there? Is there still an opportunity for you to take a leadership role in that aircraft or has that ship sailed?

Steven Udvar-Házy

Look, we have a very large commitment to the A320, A321neo family. We have a significant commitment, the largest commitment of any lessor to the Boeing 737 MAX family. But we owe it to our shareholders and to our customers to continue to evaluate all aircraft types, whether it is the C Series or the E2 or even aircraft manufactured in Japan and China and elsewhere. So it is a continuous process. All I can say is up through today we have not seen a compelling business case presented by the other manufactures, aside from Boeing and Airbus, that would take this to a higher level. But we continue to have dialogue with all of the OEMs, both engines and air frame manufacturers.

John Plueger

Look we -- you have seen us just sell our E-Jet fleet. You've seen us sell our ATR fleet. So suffice to say that we would need a pretty compelling business case that would give us a pretty high degree of confidence that whatever we do, if we did anything, whether it is with the C Series or anybody else -- the Comac C919, you can fit it there, but we're talking about C Series -- that business case would have to be pretty compelling and pretty strong that we could do if not equal to what our current portfolio makes it but exceeds and do better going forward. And so we are not at that point yet but we always continue to listen to offers. And we have had chats with Bombardier very recently, we’ll continue those dialogues. And if it ever comes to the point where we think the risk reward tips in that favor, we would not hesitate to make a move on a new aircraft type.

Steven Udvar-Házy

Also, Mark, we will watch the operational integrity and reliability of the airplane. We're going to monitor how Swiss is doing. We're going to monitor Air Baltic as they introduce the C300 series later this year. So we are going to keep a very close eye on the program and compare the performance of those airplanes to our core Airbus and Boeing narrow-body aircraft.

Mark Streeter

Perfect. Thanks very much, gentlemen.

Operator

Arren Cyganovich with D.A. Davidson.

Arren Cyganovich

Thanks. I was wondering if you could talk a little bit about what you are seeing from customers? We are seeing a little bit weaker unit revenues from some folks. I know you don't have much exposure in North America but just overall what you are seeing from your customers and how you feel about the profitability and the quality of your customers right now.

John Plueger

The quality of our customers today remains better than it has ever been before. I believe I made in my comments the fact that we still see the vast majority of our airline customers being thoughtful, making long-term fleet planning views. And so we don't see a lot of knee-jerk reactions. So as to profitability, that kind of ebbs and flows. But still today, even with some of the profit warnings that we have seen, on a global basis the industry remains healthier than ever.

Now I also talked about capacity discipline and I think that actually kind of ties into it here. It's a very good thing when we see, for example, both Boeing and Airbus making -- lowering production rates of airplanes they're not selling. In this case primarily the four-engine aircraft. There were some questions being raised about whether Boeing is going to go from 12 to 14 a month on the 787. These are exactly the kinds of things that you want to see that just went creeping in. By the same time, airlines themselves need to exercise that discipline. And we are actually looking for opportunities -- we have not really found them yet. But what we expect to see if is that if there's a little bit more risk aversion that is creeping in as result of a little softening of profitability, we are actually hoping to look and step in if some of these airlines want to defer their orders or push them back or cancel. We have even actually offered a couple of airlines that they could take our later positions if we took their earlier positions.

So the bottom line -- we have not really seen any reaction at all from our customers to their commitments to us, whether it is currently or on forward orders. No real concerns about their financial performance but we think that that might happen going forward. And if so, we -- one advantage we have is our young fleet is usually the last aircraft types that an aircraft wants to exit. But pursuant to what I said earlier, we really do view any and all opportunities. We are a global fleet equalizer. And that is where we prosper and that is where we make money.

The short answer is, no. Nothing from our airlines to date about profitability concerns as respect to us. They are out there but we do want to see this continued discipline on the part of the OEMs. And if it means that ultimately they don't go up to the fully expected production rates on single-isles, that is better. If it means that a few airlines need to defer and cancel a few more, that is good too. That is all about capacity discipline, which drives, ultimately, their profits.

Steven Udvar-Házy

It is interesting that in our total backlog of future deliveries where we have already contracted leases with airlines all over the world, for the record we have not had one airline that has come to us to delay delivery. On the other hand, some airlines have gone to the manufacturers to reschedule some of their deliveries. But at Air Lease we've not had any airlines that have asked for deferrals.

Arren Cyganovich

That is helpful. Thank you. In terms of the adjustment to your forward order book, Greg, could you talk a little bit -- I'm sorry I missed a little bit of what you were saying as to what caused the reduction of the values of your future commitments. And then I guess related to that, I think you said interest rates as part of that, is expected lease rates that would be booked on that when you underwrote the purchase of those aircraft to come down so the profitability should roughly stay the same. I guess over time or maybe I am over thinking that.

Greg Willis

I think you might be over thinking it. There is unfortunately very limited information I can give you based upon the provisions of our purchase agreements with the OEMs. But the heart of the reduction in our CapEx was due to escalation assumptions on the aircraft that we've ordered. And I guess in terms of lease rates, we also do have protections on lease rates for rising escalations but that is a separate analysis and this is solely based upon our -- this is only looking at our forward purchase commitments.

Arren Cyganovich

Okay. Thank you.

Operator

Vincent Caintic with Macquarie.

Vincent Caintic

Great. Thanks very much, guys, and good afternoon. About the industry concerns about oversupply and overcapacity, could you give us a history lesson of the opportunities that you have seen in the past and how you have taken advantage of those opportunities when there might have been some this volatility?

Steven Udvar-Házy

Well just very recently, we had a large US airline that approached one of the two large manufacturers to delay some of their direct orders because they determined that their own CapEx was a little bit out of line with their realistic projections. The OEM immediately picked up the telephone and contacted us to see if we would be willing to accelerate some of our positions and tumble forward because we had an opportunity in Europe with a major flag carrier that wanted earlier positions than what we had available. And within a matter of days, we struck a deal to take these aircraft earlier than what we anticipated. And the original airline that ordered these airplanes in the US was satisfied that they could defer some of their deliveries. And we in turn placed these aircraft at an airline in Europe that heretofore did not have this aircraft type. So we introduced a new type of airplane at this particular airline, which was a target customer for both large OEMs.

John Plueger

Let me give a second example, Vincent, that we just actually talked about in the remarks. And that is we took three single-aisle aircraft from a Latin American carrier under excellent pricing terms. They were brand-new. And we placed those airplanes with carriers in Europe. And so that is an example of new aircraft. And so we got a great deal on those airplanes, very aggressively priced. We got a good lease rate so we're going to get a good return.

But also it goes beyond there. It goes -- it extends even to the used aircraft environment. Throughout our history, for 30 years, that is one of the things we do well is we take advantage of ups and downs. So I do not rule out, by any means, buying well-priced used aircraft should they become available for the airlines or other leasing companies for that matter. And so we have done that on many, many, many times in the past. And this is exactly the kind of opportunity that we are looking at when there is sort of sea shifts going on and supply and demand in different aircraft types.

Steve also mentioned in his earlier comments -- a couple of years ago there was some softness in the smaller narrow-body 319, 737-700s. But then airlines like Southwest started buying them all up. United started acquiring old used A319s and that boosted the values there. So during that time a few years ago we picked up one or two very well priced aircraft and we put them on lease. So it basically is taking advantage of those market opportunities. It means getting a good deal, finding aggressive pricing and we are looking for those.

Steven Udvar-Házy

As Greg mentioned earlier, we now have a revolving credit facility of well in excess of $3 billion of available liquidity that gives us a lot of firepower to take advantage of opportunities.

Vincent Caintic

Great. That is very hopeful color, guys. And that -- so that's an opportunity on the asset side. And I actually want to touch on the other side of things. In this continued low interest rate environment, it seems like there is a lot of continued investor demand for these stable assets. And so I was wondering, you gave a bit of an update on Blackbird I but what's the demand there for more of that to fill up and then maybe other Blackbirds ?

John Plueger

I think, look, as to Blackbird, our first mandate is to successfully conclude that program. I mentioned that the pace was a little slower in the first half of the year. Why? Because we're disciplined. We're doing exactly what we were just telling you that we're trying to do. We are trying to find a good deal environment. But to your point, there is a lot of grab for assets. And so there is a strong market of people that want to go out and do sale-leasebacks and other things. All within -- and that is within the Blackbird environment. So a Blackbird Capital II is always on the books but I keep saying internally here let's not get the cart before the horse. Let's do as well as we can do and make

Blackbird Capital I successful. That will attract further investors. We do look at other aspects of the marketplace. We continue to watch the asset-backed security market, et cetera, et cetera. That might be eventually an avenue of exit for some of us for a certain class of our assets. But that remains to be seen. But I think your point is well taken. There is an investor appetite and demand. And we want to take advantage of that when we can but on a measured and a disciplined pace.

Steven Udvar-Házy

We would like to see more of that investment demand come and buy our equity because --

John Plueger

That's your job, Vincent. (laughter)

Steven Udvar-Házy

The Company is doing so well but we don't feel that the market is valuing the long-term stability and the earnings growth of Air Lease.

Ryan McKenna

Certainly a huge LP demand for the capital on that -- on the equity side of the private deals. So that market remains with very significant demand. So it is all about finding the assets, as John said.

Vincent Caintic

Thanks so much, guys. I appreciate it.

Operator

Michael Linenberg with Deutsche Bank.

Michael Linenberg

Hi. Good day, everybody.

John Plueger

Hi, Michael. How are you doing?

Michael Linenberg

Hi. I am doing okay. I have not gotten through all of the release. I was not sure if you had called out the gains or whether or not you took a gain on the 10 aircraft that you sold during the quarter. I guess it is the ATRs and Embraers.

Greg Willis

Yes. In the MD&A of the Q we say that the gains that we recorded on the 10 aircraft we sold was $16.7 million.

Steven Udvar-Házy

It was almost $17 million.

Michael Linenberg

Oh wow. That's great. And then second question, and this had to do recently with the deferral by American on the A350s. I think that sent up some red flags as people are questioning the durability of demand for wide-body aircraft. And I'm just -- American indicated they do not have to take -- pay a penalty. And so my sense is that those airplanes are going to get picked up by somebody else who wants those delivery positions on one hand. But on the other, how is Airbus at this point keeping up with some of these airplanes? I know that a lot of the airlines have been a bit frustrated by delays. And I am curious if some of this may be Airbus and the supplier base just getting back on track. And so this is kind of a long question to where are we with the supply chain? And actually getting these airplanes to customers on time? Is this a bit of a safety valve to maybe help Airbus get back on track? Any sort of --

Steven Udvar-Házy

You are on the right track.

John Plueger

It is a safety valve. It is a needed safety valve, Michael. We do remain concerned about certain elements of the supply chain. It is very tough to achieve some of these ramp up rates. And along with that, therefore, if you have a concern on the supply chain and the ramp up rate, we also have a concern about quality. We want to make sure that the airplanes that we are getting are of a good quality and it is something that we watch really, really closely. But this A350 I think provides tremendous relief to Airbus.

And actually -- let me focus and harp on one point. When we see these deferrals, I think it is a natural reaction to say oh my gosh, the world is changing, airlines do not need airplanes anymore. This is exactly the kind of discipline and capacity that we want to see broadly throughout the globe is a earlier adjustment rather than a later adjustment of forward views. And in this case, it would not surprise me at all if the reason why there was not any penalty to American was the fact that Airbus needed the relief. (laughter) And that is actually also a good thing because you need to really watch that ramp up rate. And it is a real stress on suppliers. And so we saw that, and I saw that and Steve and I took a look at that and we go well that is a pressure relief valve. And, frankly, Airbus needs it.

Steven Udvar-Házy

Yes. And also, remember, these aircraft were ordered by US Airways as part of their ultimate A330 replacements. And American, as you know, has a large fleet of 777-200ERs, 777-300ERs, 787-8s, 787-9s. So adding another wide-body type kind of early in the process has turned out to be challenging. So I think it is a win/win for both of those companies. And it's good for the industry because it is fewer wide-bodies coming into the game, which is I think good in this environment.

Michael Linenberg

Great. Thanks for the color, guys.

John Plueger

Sure.

Operator

Kristine Liwag with BoA Merrill Lynch.

Kristine Liwag

Hi, guys. Good afternoon. John and Steve, for the aircraft with delivery in 2019 can you discuss how lease rates factors for those contracts that you signed this year compared to the deals that you signed from the same year of delivery from last year? And the genesis of this question is really to quantify how the business environment has changed or stayed the same in the past year.

John Plueger

My answer will be the same as I gave earlier, Kristine. Comparing this year to last year, it is overall about the same. But we see more variability. The range has widened a little bit and there has been on an overall basis a little bit of reduction on the lower end of the market range and the lease rate factors. But by the same token, on our deals we have some that are also at the upper end of that range. So I would just say there's more variability, as I mentioned earlier. But we have seen a little bit more pressure on the bottom end.

Steven Udvar-Házy

But also I want to mention to you that a lot of our lease placements to an airline involve multiple aircraft delivering over multiple years. Let's say we do a deal -- we just announced a recent deal with Cayman Airways, for example on 737 MAXs. The first airplane delivers in 2018. We have aircraft in 2019 and then we have the fourth airplane in 2020. The lease rates are all the same even though the aircraft delivered in different years. So on a multi-aircraft transaction, we are not discounting the aircraft that are delivering the later years. Does that make sense?

Kristine Liwag

Sure. So I guess (inaudible - multiple speakers) on average it is kind of flat.

John Plueger

So the answer, again, just to point out to an earlier comment, this is one of the reasons why we have in fact advanced and we have a higher rate of forward placements than we have in the past. I think, again, as indicated, we are 91% through 2018. We're 80% through 2019. That is higher than what we normally are going out 3 to 4 years. And so life is about balance. And so we have balanced our forward placements. We have gotten a little more aggressive and as a hedge towards perspective future lease rates softening a little bit. But having said that, on our overall portfolio, on average basis, very little change year-to-year but we have seen a little bit more compression on the bottom side.

Steven Udvar-Házy

But we are also projecting, Kristine, a lower portfolio cost of borrowing. And as Greg mentioned in his remarks, we are now on a consistent basis replacing debt that we issued back when we were non-investment grade back in 2010, 2011 and early 2012. And we are replacing that debt at lower absolute cost to ALC than the interest rates that prevailed on those securities. So to that extent, we're going to benefit from a lower cost of financing.

John Plueger

And lower aircraft prices.

Steven Udvar-Házy

And of course, as John mentioned earlier, each campaign we address the cost of the aircraft very aggressively to make sure that we get the absolute best pricing considering we are one of the largest volume buyers of both Airbus and Boeing.

Kristine Liwag

Great. And maybe a minor follow-up. There was a slight downtick in your regional concentration in the Middle East and Africa for your portfolio. I think it was about 9.5% in December, 9% in March and about 8.6% this quarter. Should we think about this as a proactive change in your strategy to de-risk from the region or is it a very minor change?

John Plueger

No. It's just timing of deliveries. It's just timing of deliveries, Kristine.

Steven Udvar-Házy

We have deliveries going into Africa and the Middle East. In fact in the fourth quarter and beyond. So these are just minor timing percentage differences.

Kristine Liwag

Great. Thank you very much.

John Plueger

Sure.

Operator

Jamie Baker with JPMorgan.

Nishant Mani

Hi good afternoon, guys. This is actually Nish on for Jamie. I want to touch with you briefly -- I know we've already discussed this to some extent -- on John's comments earlier about OEM and airline capacity. On the OEM side you've obviously witnessed a pretty significant number of production cuts along various wide-body segments. And you guys expressed some degree of solitude with this in that it's rebalancing the market. Do we think that we are still in early innings or has this largely played out for the cycle?

John Plueger

I think it wouldn't -- it would be no surprise that we may see a further rate reduction, for example, in the 777 as -- going out over the next year, year and a half. So that would really be of no surprise. It would probably be of no surprise if in fact Boeing also decided not to boost the rate on a 787 to 14 but they left it at 12.

I think the big question is about the single-aisle rates. And today, there's still -- the backlog remains strong. Both manufacturers remain over quoted. In a number of months we have actually seen those charts from each manufacturer by customer et cetera, et cetera. And those over quotes are real. And so it is a bit of a dilemma because they do actually need some cancellations and deferrals just like when you show up at an airline counter and there's too many seats sold, that needs to happen.

But when we get out to 2018 and 2019, we're watching carefully. I am not 100% -- I don't think Steve is -- but I don't think we're 100% convinced that we are going to get to 62 a month with Airbus or that we're going to get to 57 a month with Boeing on the single-aisle. We are just a little skeptical of that. And what we are saying is we believe -- we still believe that if in fact the overall marketplace does not support those rates, then in fact both OEMs will simply not institute the last and final production rate increases as they have announced today.

Steven Udvar-Házy

I can tell you that last week we met with Airbus top management. This week we met with Boeing top management. And I think they are very conscious of making sure that their production rates are in complete harmony with demand. And that the contracts they have will actually perform at the time of delivery. So I think there is a greater level of looking at this than say a year ago. I think there's a greater consciousness that there needs to be this equilibrium.

Nishant Mani

Yes. I would agree.

Steven Udvar-Házy

We think people are going to be more conservative in their projections going forward than maybe 18 months 24 months ago.

John Plueger

Let's look at the second quarter announcements also of both Airbus and Boeing. Both companies took large write-offs for various different reasons. And I think at the end of the day, this shows as well that look, both of these companies are more focused than they have ever been on realism, realism in production rates, realism in their operating performance. These write-offs were something that was needed. It became obvious. And they did it. And look what happened to Boeing stock when they had this write-off. It went up quite a bit. It went up by 3% as I recall. So here is the whole point. The whole street I think knows that it -- we need to see this kind of continued discipline in all aspects and all measures and we believe that it will be there.

Steven Udvar-Házy

As Mike Linenberg said earlier, there are choking points in the supply chain because the weakest link in the supply chain can really have a negative effect on the ultimate deliverability of these aircraft on time. So for you guys as analyst, look at the supply chain very carefully because that is where the stress point is already.

Nishant Mani

I would agree. Final question and somewhat unrelated. Can you just remind us of your exposure to Turkey and any risk points there?

Steven Udvar-Házy

We have the smallest exposure to Turkey of any of the major lessors. Currently I believe we have 2 aircraft there, 2 737-800s. But it is with an airline that has also Western European sister company and we could easily redeploy those aircraft in the Benelux part of Europe. So we have no aircraft at the government owned THY (inaudible).

John Plueger

Steve is talking about an airline called Corendon. We have nothing with Turkish Airlines.

Steven Udvar-Házy

And we don't have any aircraft with the charter operators that have been focused on their Russia-to-Turkey business. Because as you know, Russian citizens can go to Turkey without a normal visa but they cannot do that going to Western Europe. So Russia has been a historically strong market. But since the shooting down of a Russian military aircraft by the Turks and the recent situation at Istanbul airport and then the unsuccessful coup, we are seeing softness in Turkey. But Air Lease has the least exposure in Turkey of any of the major lessors.

Nishant Mani

Okay. That is very helpful context. Thank you so much for the times, guys. I appreciate it.

Operator

Christopher Nolan with FBR.

Christopher Nolan

Thanks for taking my question. On the comments on the lease rate pressure at the low end, is this competitors buying market share or is it just competition from older jets because of cheaper jet fuel prices?

John Plueger

I do not know. I can't speak for other lessors. I think everyone is very actively competing on the new aircraft side as well. How much is it compared? I don't really think the older jet side of it is that much of a point. One real strength that we have tried to incorporate since day one, Steve mentioned it in his opening comments, and that is our new aircraft placements are specifically targeted primarily towards aircraft replacements and not growth. So not all of them are replacements but the great majority are. That is what we target and we focus.

What other leasing companies do? I do not know. We have said that we are in an increasingly competitive environment. And so that would tend to believe that as that competition does increase, it will be logical to assume that we're seeing a little bit lower bids here and there by some other competitors to -- and that is why I commented and said that the lower end of the range sometimes can be lower. Especially for the top-tier credits.

Steven Udvar-Házy

I think the sale-leaseback market has been very competitive. And that is a another market we are participant in. And we are seeing a little greater disparity between lease rates on sale-leasebacks versus operating leases that we have with a lessor controlled the asset and we have the early delivery positions. And we can tailor the lease terms to the airlines requirements. So there is a little bit of that. We are seeing more competition on the sale-leasebacks from leasing companies that do not have their own significant order books that they can control. So they are almost forced to go to airlines and say, okay, we will buy your plane and lease it back to you and offer very economical rates to the airlines. But that is not our business.

Christopher Nolan

So is it fair to say that through 2017 you expect that your lower operating costs to decrease faster than your revenues because of declining debt cost and so forth?

Greg Willis

Yes that is one of the reasons we mentioned before in the past, we -- expect to benefit significantly from reduced interest costs as a function of refinancing some of those initial high-yield bonds. For example, in April we have $1.1 billion in senior notes maturing. They are unrated at 5 5/8%. And we think that we can refinance those notes at a rate that is meaningfully lower than the coupon that's on those notes. We also think we're going to benefit from increased operating leverage as well.

Ryan McKenna

I don't think you should -- one part of the question though, Chris, to be specific, reduction of revenues -- I do not think that is accurate. Revenues will continue to increase as we continue to grow. So I would not characterize it that way.

Steven Udvar-Házy

Our revenues are growing right around 20% a year.

Christopher Nolan

I miss-spoke. Improved operating leverage. That is what I meant. So okay. Thanks. And, Greg, congrats on the promotion.

Greg Willis

Thank you very much.

Operator

Jason Arnold, RBC Capital Markets.

Jason Arnold

Hi, guys. Good afternoon. I was just wondering if you could comment on the 3Q deliveries and sales -- if there is any front end or backend loading to any of that just from a housekeeping perspective.

Greg Willis

Jason, I think John mentioned it in his remarks that there's roughly $500 million in CapEx planned for Q3. And the sales we feel they are going to be spreading evenly over the next three quarters.

Jason Arnold

Okay. And the deliveries too kind of spread evenly over 3Q?

Greg Willis

For the sales -- the sales will come in ratably over the next three quarters of what we have already contracted. And then the aircraft deliveries, the CapEx, the $500 million we think is going to be ratable over the quarter.

Jason Arnold

Okay.

Steven Udvar-Házy

(inaudible - multiple speakers) Q3 or the next three quarters? The sales are going to be a little more backend loaded so it will not be a midpoint.

Greg Willis

And the CapEx is also a little bit more backend loaded as well for the $500 million.

Steven Udvar-Házy

August is usually a very light month for us in terms of taking deliveries because it's the peak of the summer and airlines don't like to take deliveries in August. So we try to shy away from new deliveries as much as we can in August. Just as a long term

Ryan McKenna

September is heavier than July and August, Jason.

Jason Arnold

Perfect. That makes sense. Thank you. And then just one quick follow-up I guess on the heels of Farnborough and perhaps your meetings with Boeing. Any thoughts on 757 replacement? Any updates there?

John Plueger

As Steve mentioned, we've just met with Boeing recently. And look, they are looking really hard at the middle of the market aircraft. But I gave an interview to Dominic Gates at the Seattle Times during the Farnborough Airshow and the comment that I made out of that is kind of reflective of how we feel. Tell me the price of the airplane and I will tell you what demand is going to be.

Steven Udvar-Házy

I told the same thing to the Wall Street Journal.

John Plueger

It's really -- I hate to be blunt about it. But there is no doubt in Boeing's capability to build a great airplane. They can sell a lot of units et cetera, et cetera. It addresses a gap in their product line. But more today true than any other time, what is it going to cost? And frankly, that is going to determine the market.

Steven Udvar-Házy

I think Boeing recognizes, Jason, that the A321neo has significantly outsold the 737-9 MAX, particularly from international carriers. And now there is an airplane that Airbus builds, a single-aisle, that can do a transatlantic operation, that can fly 7.5 hours nonstop. And I think Boeing wants to respond to that. And I think the strategy that we think is being formulated is a two prong one. Is there a further way to improve the 737 MAX? And then maybe five or six years later come out with a new middle of the market airplane? But the cost of developing that airplane and what the world is going to look like in the mid 2020s -- those are tough questions that Boeing has to address. And then as John indicated, what is the cost of making that airplane and where are you going to make it? What part of the United States or offshore would this airplane be actually built?

John Plueger

The first part of that two step that Steve talked about the so-called 10 MAX. And we have been very, very clear with Boeing that their original EIS of I think it was the fourth quarter of 2021 was just too late. That is just too late. And I think -- I believe they are looking at moving that up meaningfully. But if you are going to do a one-two punch, you've got to do a one-two timely. Especially the one part.

Steven Udvar-Házy

Yes because by 2021 there will be more than 1,000 A321neos in service. So once an airline makes the large commitment for the A321neo, including the LR version, it's going to be much more difficult to unseat those airplanes. So as John indicates, if Boeing is going to do an improved -10 MAX, it has to happen sooner than 2021. And we have telescoped that to Boeing and CFM.

Jason Arnold

Excellent. Great perspective there. Thanks a lot, guys.

Steven Udvar-Házy

Sure.

Operator

We have reached the end of the Q&A session. I would now like to turn the call back over to your host, Mr. Ryan McKenna.

Ryan McKenna

Thank you for joining us today. We look forward to speaking with you next quarter in November.

Operator

Ladies and gentlemen, this concludes today's conference. Thanks you for your participation and have a wonderful day. You may all disconnect.